UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 15, 2010

Dell Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-17017 (Commission File Number)	74-2487834 (IRS Employer Identification No.)
One Dell Way, Round Rock, Texas 78682
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (800) 289-3355
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 Regulation FD Disclosure.
Effective September 10, 2010, Lawrence P. Tu, Dell’s Senior Vice President, General Counsel and Secretary, adopted a prearranged trading plan (the “Plan”) to sell shares of Dell’s common stock. The Plan was designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Dell’s policies regarding stock transactions. Under Rule 10b5-1, directors, officers and other persons who are not in possession of material non-public information may adopt a prearranged plan or contract for the sale of the registrant’s securities under specified conditions and at specified times to achieve prudent and gradual asset diversification over time.
Mr. Tu informed Dell that the stock sales to be effected pursuant to the Plan are part of his personal program for long-term asset diversification and tax and financial planning. The Plan will not reduce Mr. Tu’s ownership of Dell’s shares below Dell’s applicable stock ownership guidelines.
The Plan provides that Mr. Tu will sell 119,989 shares of Dell common stock during specific periods occurring between November 22, 2010 and September 9, 2011. Shares will be sold under the Plan in the open market at prevailing market prices, All stock sales under the Plan will be disclosed publicly in accordance with applicable securities laws, rules and regulations through appropriate filings with the U.S. Securities and Exchange Commission.
Effective September 7, 2010, Erin Nelson, Dell’s Vice President and Chief Marketing Officer, cancelled the prearranged trading plan she entered into in March 2010. The prearranged trading plan entered into by Ms. Nelson provided for her sale of up to approximately 39,442 shares of Dell common stock during specified periods occurring between May 2010 and May 2011.
The information in this Item 7.01 of Dell’s Current Report on Form 8-K shall not be deemed to be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, unless such subsequent filing specifically references this Current Report on Form 8-K.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELL INC.
Date: September 15, 2010	By:	/s/ Janet B. Wright
Janet B. Wright
Vice President and Assistant Secretary

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